L:\secfiles\8-k\1997\jan97.doc


                      SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549-1004





                                   FORM 8-K
                   CURRENT REPORT PURSUANT TO SECTION 13 OF
                     THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) January 16, 1997
                                  ----------------




                          GENERAL MOTORS CORPORATION
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
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(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                         Identification No.)




   100 Renaissance Center, Detroit, Michigan                 48243-7301
3044 West Grand Boulevard, Detroit, Michigan                 48202-3091
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
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
ITEM 5. OTHER EVENTS

            On January 16, 1997, General Motors Corporation issued a news release on the subject of its Hughes Electronics Corporation subsidiary. The content of the news release was as follows:

            NEW YORK -- General Motors unveiled a series of related transactions designed to address strategic challenges and unlock shareholder value in its defense electronics, automotive electronics, and telecommunications and space business sectors. GM Chairman, Chief Executive Officer and President John F. Smith, Jr. announced the following series of transactions:

            The tax-free spin-off of 100 percent of Hughes Aircraft Company to holders of GM's $1-2/3 par value and Class H common stocks, in a distribution ratio to be determined at a later date. Hughes Aircraft is the defense electronics subsidiary of GM's Hughes Electronics Corp. Hughes Aircraft will incur approximately $3.7 to $4.7 billion of new debt immediately before the spin-off; the proceeds will be used principally to fund the telecommunications and space business of Hughes Electronics, which will remain a part of GM.

            The tax-free merger of Hughes Aircraft Company with Raytheon Company immediately after the spin-off. The spin-off and merger have an indicated total value of $9.5 billion to GM and its common stockholders at current stock prices. That value consists of a combination of approximately $4.7 billion of total debt obligations of Hughes Aircraft at the time of the merger, and $4.8 billion of indicated value of Hughes Aircraft stock to be distributed to common stockholders (after giving effect to the merger and based on yesterday's closing price of Raytheon common stock on the New York Stock Exchange of $47.00 per share). The common stock of Hughes Aircraft to be distributed in the spin-off to GM common stockholders would represent approximately 30 percent of the stock of the combined company.

            The transfer of Delco Electronics from Hughes Electronics to GM's Delphi Automotive Systems. At the same time, the 25 percent derivative interest in the earnings of Delco Electronics currently held by Class H common stockholders will be allocated to holders of GM $1-2/3 common stock in connection with the recapitalization of GM Class H common stock (as described below).

            The recapitalization of GM's Class H common stock into a tracking stock linked solely to the telecommunications and space business of Hughes Electronics. Currently, GM's Class H common stock tracks the performance of all three Hughes Electronics businesses, namely defense electronics, automotive electronics, and telecommunications.

            "These actions are further proof that General Motors is serious about returning value to General Motors stockholders," said Smith. "We're also strategically realigning the company to strengthen our leadership position in a couple of key areas -- specifically, telecommunications and space, and automotive components."

            "Stockholders will receive direct and immediate value from the spin-off and merger of Hughes' defense operations," he continued. "In addition, Hughes Electronics will be well positioned to take advantage of emerging opportunities in the telecommunications business, with additional capital available to implement its growth plans. The new Class H common stock will give investors a more focused investment in this business."

            "Finally, we will create greater stockholder value in GM's automotive components business by integrating Delco Electronics' high-tech electronics capability with Delphi's proven automotive components and systems expertise," Smith explained. "The integration of these competencies will allow us to create a new category of electronically enhanced vehicle systems with improved functionality, lower cost and higher quality, and we will be able to significantly accelerate the newly combined unit's ability to compete more aggressively in high-growth markets worldwide."

            Smith added that combining these units will facilitate the integration of Delco with certain parts of Delphi into a distinct business unit, giving GM the flexibility to consider some form of future partial public ownership of the resulting entity. GM is evaluating its strategic alternatives in this regard.

SPIN-OFF/MERGER OF HUGHES AIRCRAFT COMPANY

            The spin-off of Hughes Aircraft paves the way for its immediate merger with Raytheon, pursuant to definitive agreements signed today. The combined company will be renamed Raytheon Company, but is referred to here as Raytheon/Hughes Aircraft for clarity. Following the merger, the Hughes Aircraft Company name will be the property of Hughes Electronics.

            GM and Hughes Electronics believe that the combination of these two companies will create a strong competitor in an industry where significant consolidation is occurring. This industry consolidation is redefining the size and scope of sustainable and competitive defense operations.

            "GM had to respond to the rapidly changing landscape in the defense industry," said Smith. "The spin-off of Hughes Aircraft and its merger with Raytheon optimize the value that all holders of GM common stock can realize from this valuable asset."

            The spin-off and merger have an indicated total value of $9.5 billion to GM and its common stockholders at current stock prices. That value consists of a combination of approximately $4.7 billion of total debt obligations of Hughes Aircraft at the time of the merger, and $4.8 billion of indicated value of Hughes Aircraft stock to be distributed to GM common stockholders (after giving effect to the merger and based on yesterday's closing price of Raytheon common stock on the New York Stock Exchange of $47.00 per share).

            In connection with the spin-off and merger, two classes of Raytheon/Hughes Aircraft common stock will be created: Class A common stock, approximately 103 million shares of which will be held by GM $1-2/3 and Class H stockholders after the spin-off, and Class B common stock which will be exchanged for Raytheon common stock on a one-for-one share basis in the merger.

            The merger terms provide that Hughes Aircraft's total debt will be adjusted to reflect variations in the average market price of Raytheon stock, subject to specified limits, so that the two components of value will total $9.5 billion so long as such market price is in a range of between $44.42 and $54.29 per share. Based on the mid-point of that range, the indicated value of the Hughes Aircraft stock to be distributed to GM stockholders would be $5.1 billion, and the corresponding amount of Hughes Aircraft's total debt would be $4.4 billion.

            In the election of directors to the Raytheon/Hughes Aircraft board, Class A common stock will have an 80.1 percent voting interest and Class B common stock will have a 19.9 percent voting interest. Each class will vote separately as to all other matters. Except as to voting rights, the Class A and Class B stock will have identical rights.

            The voting difference between the classes reflects a transaction structure that GM believes will allow the spin-off and merger to be tax-free to GM and its stockholders. GM will seek rulings from the U.S. Internal Revenue Service regarding the tax-free nature of the spin-off. The merger transaction is also intended to be tax-free to both GM and Raytheon and their stockholders.

            Currently, holders of GM Class H have approximately a 25 percent derivative interest in the earnings of Hughes Electronics; holders of GM $1-2/3 common stock have an approximately 75 percent derivative interest. In the spin-off, holders of GM $1-2/3 and GM Class H common stocks would collectively receive direct ownership of 100 percent of the Class A common stock.

            Holders of GM Class H common stock would receive a distribution of Class A common stock having a value commensurate with their current 25 percent derivative interest in the earnings of Hughes Aircraft, plus an additional amount of this stock to reflect, among other things, the elimination of their 25 percent derivative interest in the earnings of Delco Electronics.

            Similarly, the amount of Class A common stock to be distributed to GM's $1-2/3 common stockholders would be less than their current 75 percent interest in order to reflect the net effect of their increased interest in the earnings of Delco Electronics and other elements of the transactions.

            The allocation of Hughes Aircraft common stock between the holders of GM's $1-2/3 and Class H common stocks in the spin-off (the "distribution ratio") will be determined by the GM Board shortly before soliciting approval of the transactions from GM $1-2/3 and Class H common stockholders. GM expects to solicit stockholder approval in mid-1997, after certain other conditions are satisfied.

            The terms of the entire series of transactions were reviewed by the Capital Stock Committee of the GM Board of Directors, which recommended the transactions to the Board. The GM Board has reviewed and approved the transactions, subject to the determination of a distribution ratio.

            The spin-off of Hughes Aircraft will be recorded by GM for accounting purposes at fair value and will result in a one-time, nonrecurring gain. The amount of this gain depends on several variables, but is expected to be between $3.9 billion and $4.5 billion. As a result of these transactions, there would be a reduction in GM's stockholders' equity of between $0.6 billion to $1.6 billion.

DELCO ELECTRONICS AND DELPHI AUTOMOTIVE SYSTEMS

            The integration of Delphi Automotive Systems and Delco Electronics would create an industry-leading supplier with an unparalleled portfolio of electronically enhanced vehicle systems. The value of combining high-tech electronics capability with proven components and systems expertise is evidenced by current Delphi products using Delco Electronics controller and electronics architecture.

            For example, Traxxar, a vehicle stability enhancement system, uses the power of high-tech electronics to extend the functionality of Delphi's vehicle systems, helping the driver retain control of the vehicle in the most challenging situations. This improved functionality is realized because electronic controls of formerly independent steering, braking and suspension systems are fully integrated into a single system that acts and reacts based on driver input and road conditions.

            The design of this and other fully integrated vehicle systems that will provide improved quality can be realized more efficiently by combining the competencies of Delphi and Delco Electronics. In addition, the cost structure of the combined units would be significantly improved by reducing duplication of resources. The combined unit would also be able to provide improved customer service by sharing commercial accounts, customer contacts, and a global customer support network.

            The performance of Delco Electronics, as part of Delphi, would be linked directly to the GM $1-2/3 stock rather than GM Class H common stock. Accordingly, holders of GM $1-2/3 common stock would increase their dividend interest in the earnings of Delco from 75 percent to 100 percent. Holders of GM Class H common stock would no longer have a dividend interest in the earnings of Delco Electronics.

            The newly combined Delphi/Delco Electronics intends to realign its product, technical and manufacturing operations to address strategic objectives for growth and competitiveness.

HUGHES ELECTRONICS

            GM will continue to own 100 percent of Hughes Electronics Corp., which would hold and operate its existing telecommunications and space business.

            "By participating in the rapidly growing telecommunications business through our ownership of Hughes Electronics, GM will retain the long-term financial benefits associated with this rapidly growing business segment," said Smith. "Hughes Electronics will be positioned to take advantage of growth opportunities in the telecommunications and space marketplace with the funding that would be provided to it in the transactions."

            GM's Class H common stock would be recapitalized to reflect the changes in the businesses which are tracked by that stock. The new GM Class H common stock would represent a 25 percent tracking stock interest in the earnings of Hughes Electronics' telecommunications and space business, and would not track the earnings of either the defense electronics or automotive electronics businesses. The terms of the new Class H stock, including the applicable dividend policy, will be determined and announced before the transactions are submitted to the GM common stockholders for their approval. Holders of GM $1-2/3 common stock would retain a 75 percent derivative interest in the earnings of Hughes Electronics.

            "These actions provide Hughes Electronics with the opportunity to focus its management and financial resources on the business of telecommunications," said C. Michael Armstrong, chairman and chief executive officer of Hughes Electronics. "There are excellent growth and investment opportunities for Hughes Electronics as a telecommunications company, and the new Class H stock will provide a more focused investment in this business."

            Hughes Electronics currently has a worldwide workforce of about 85,000 employees. Preliminary consolidated revenues for 1996 for all of Hughes Electronics current businesses are $15.9 billion, which includes $6.3 billion for the Aerospace and Defense Systems segment; $5.4 billion for the Automotive Electronics segment; and $100 million for corporate and other. Revenues in the Telecommunications and Space segment grew more than 30 percent in 1996 to $4.1 billion.

            After the proposed transactions, Hughes Electronics will have about 15,000 employees, primarily in the telecommunications and space businesses, which include its global DIRECTV(R) business, Hughes Space and Communications, Inc., Hughes Network Systems, Inc., and Hughes Communications, Inc. (which has agreed to acquire 71.5 percent of PanAmSat Corp.). Hughes Electronics will also retain its in-flight entertainment systems business, Hughes-Avicom International, Inc. Hughes Electronics and Raytheon/Hughes Aircraft will jointly own and operate the Hughes Research Laboratories after the transactions are consummated.

PRINCIPAL CONDITIONS TO THE TRANSACTIONS

            The proposed transactions are subject to a determination by GM's Board of Directors of a distribution ratio for the allocation of Class A common stock between the holders of GM's $1-2/3 and Class H common stockholders, and approval by both classes of GM common stockholders. In addition, the merger of Hughes Aircraft with Raytheon, which is contingent upon the spin-off of Hughes Aircraft, is subject to approval by the stockholders of Raytheon.

            The proposed transactions also are subject to a variety of regulatory approvals and actions, including anti-trust clearance and the receipt of rulings by the Internal Revenue Service that the spin-off of Hughes Aircraft would be tax-free to GM and its stockholders.

            The GM Board of Directors has determined that it would not propose any transaction that would result in a recapitalization of the Class H common stock into GM $1-2/3 common stock at a 120 percent exchange rate as provided for under certain circumstances in the GM Certificate of Incorporation. The proposed transactions do not provide for the recapitalization of Class H stock into GM $1-2/3 common stock.

            Statements made concerning the transactions, the possibility of their consummation, and their intended effects constitute forward-looking information. The transactions and actions described herein are subject to numerous conditions and uncertainties. Accordingly, there can be no assurance that such transactions and related actions would be consummated, or if consummated, accomplish the strategic objectives of Hughes Electronics or General Motors.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      (c)   Exhibits

      Exhibit 2(a) Agreement and Plan of Merger by and between HE Holdings, Inc. and Raytheon Company dated as of January 16, 1997.

      Exhibit 2(b) Implementation Agreement by and between General Motors Corporation and Raytheon Company dated as of January 16, 1997.

      Exhibit 2(c) Form of Agreement and Plan of Merger by and between General Motors Corporation and ______________ Corporation (included as Exhibit A to the Implementation Agreement attached as Exhibit 2(b) to this Current Report on Form 8-K).

      Exhibit 2(d) List of Omitted Schedules and Other Attachments*

      *The registrant hereby undertakes to furnish supplementally a copy of any omitted schedule or other attachment to the Securities and Exchange Commission upon request.




                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    January 23, 1997
        -----------------
                                            By
                                            s/Wallace W. Creek
                                            -------------------------------
                                            (Wallace W. Creek, Comptroller)
































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